Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

International Assets Holding Corporation:

We consent to the incorporation by reference in the registration statement on Form S-3 of International Assets Holding Corporation of our report dated November 5, 2003, with respect to the consolidated balance sheets of International Assets Holding Corporation and subsidiaries as of September 30, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years then ended, which report appears in the September 30, 2003 Annual Report on Form 10-KSB of International Assets Holding Corporation and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Tampa, Florida

July 16, 2004

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